EXHIBIT 99.1


Press Release                                     Source:  Tarrant Apparel Group

TARRANT APPAREL GROUP AND THE BUFFALO GROUP
ANNOUNCE MUTUAL TERMINATION OF PURCHASE AGREEMENT
Friday April 20, 6:45 am ET

LOS ANGELES & MONTREAL--(BUSINESS WIRE)--Tarrant Apparel Group (NASDAQ: TAGS), a design and sourcing company for private label and private brand casual apparel, and The Buffalo Group, a designer and manufacturer of contemporary lifestyle brands, announced today that they have mutually agreed to terminate the purchase agreement entered into on December 7, 2006, pursuant to which Tarrant Apparel would have acquired certain assets and entities comprising The Buffalo Group.

In connection with the termination, Tarrant and Buffalo agreed to release each other from all claims arising under or related to the terminated purchase agreement, and Buffalo returned $4.75 million of the $5 million deposit Tarrant previously provided to Buffalo.

"Our mutual decision to terminate the agreement was not made lightly. While we are disappointed that we were unable to conclude the transaction, Tarrant and Buffalo believe that it is in the best interest of both parties to operate independently at this time," said Gerard Guez, Chairman and Interim Chief Executive Officer of Tarrant Apparel Group. "We remain confident about our future prospects, as our core businesses are growing at a steady pace."

FORWARD LOOKING STATEMENT

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include the company's confidence in its future prospects and the steady growth of its core businesses. Factors which could cause actual results to differ materially from these forward-looking statements include a softening of retail or consumer acceptance of the Company's products, pricing pressures and other competitive factors, continued intervention of the U.S. government in China imports, the unanticipated loss of a major customer and the inability to raise additional capital necessary to support anticipated growth. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONTACT:


CEOcast, Inc.
Andrew Hellman, 212-732-4300